Exhibit 99

Latham Group, Inc. Reports Third Quarter Fiscal 2023 Financial Results

Year-over-year In-ground Net Sales Performance for First Nine Months of Fiscal 2023 Outpaced
Expected Declines in U.S. New In-ground Pool Installations for 2023

Reduction in Facilities Footprint and Lean Initiatives Driving Improved Cost Structure

Strong Cash Generation in Q3’23 Supports $10 Million Repayment of Debt

Updates Fiscal 2023 Guidance

LATHAM, N.Y. – November 7, 2023 – Latham Group, Inc. (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand, today announced financial results for the third quarter and first nine months of its fiscal year 2023 ended September 30, 2023.

Third Quarter Fiscal 2023 Highlights:

•	Net sales of $160.8 million, down 15.1% year-over-year
•	Net income of $6.2 million versus net income of $11.9 million in the prior year period, representing a 3.8% net income margin
•	Adjusted EBITDA of $36.1 million, down 14.6% year-over-year, representing a 22.4% Adjusted EBITDA margin

Nine Months Fiscal 2023 Highlights:

•	Net sales of $475.6 million, down 19.1% year-over-year
•	Net loss of ($2.5) million versus net income of $13.3 million in the prior year period, representing a (0.5%) net loss margin
•	Adjusted EBITDA of $78.1 million, down 43.7% year-over-year, representing a 16.4% Adjusted EBITDA margin

“Our year-to-date in-ground swimming pool net sales have outperformed the anticipated decline in U.S. new pool installations for 2023, similar to how we outpaced the market last year. These results demonstrate the competitive strengths of fiberglass pools, which are cost effective, easy to install, and more eco-friendly than concrete pools,” commented Scott Rajeski, President and CEO of Latham. “Our structural cost reduction actions and ongoing lean initiatives have enabled us to achieve both sequential and year-over-year Adjusted EBITDA margin improvements in Q3 on lower net sales. We continue to drive efficiencies, while maintaining the flexibility to ramp up production as market conditions improve. We also are pleased with our strong cash flow generation in the third quarter, which has further strengthened our liquidity.

Mr. Rajeski continued, “We continue to see progress on our lead generation, dealer strategy, and fiberglass conversion efforts, underscoring our confidence that the long-term fundamentals of our industry remain intact. That said, we now expect that industry softness will last longer and more deeply than we assumed in our prior guidance and have adjusted our outlook for 2023 to reflect that expectation. Within this environment, Latham’s strong balance sheet, continued positive momentum on strategic growth initiatives, cost discipline and ongoing lean initiatives, position us to effectively navigate the current environment.”

Third Quarter Fiscal 2023 Results

Net sales for the third quarter of fiscal 2023 were $160.8 million, down $28.6 million or 15.1%, from $189.4 million in the prior year’s third quarter. The decrease was primarily attributable to volume declines due to continued macroeconomic challenges.

Gross profit for the third quarter of fiscal 2023 was $48.1 million, down $10.7 million or 18.2%, from $58.9 million in the prior year’s third quarter. Gross margin was 29.9% compared to 31.1% in the prior year period. The year-over-year decline in gross profit and gross margin was driven by reduced net sales, right sizing of our inventory, and sell-through of higher cost inventory. This was partially offset by some material cost deflation, benefits from pricing levels, and improving fixed costs as a result of our cost reduction actions.

Selling, general, and administrative expenses (“SG&A”) were $23.4 million, down $3.3 million or 12.4%, from $26.7 million in the third quarter of 2022, primarily driven by a $4.1 million decrease in non-cash stock-based compensation expense and lower employee incentive accruals. SG&A as a percentage of net sales increased to 14.6% from 14.1%. The net impact of non-cash stock-based compensation expense and one-time costs associated with restructuring charges as a result of our cost reduction actions this year as well as the timing of an insurance recovery in the third quarter of 2022 was a $2.2 million year-over-year reduction in SG&A. Excluding non-cash stock-based compensation expense and these one-time costs, SG&A declined by $1.5 million, or 6.8%, from the prior year period.

Net income was $6.2 million, or $0.05 per share, compared to net income of $11.9 million, or $0.10 per share, for the prior year’s third quarter. Net income margin was 3.8%, compared to net income margin of 6.3% for the third quarter of fiscal 2022.

Adjusted EBITDA for the third quarter of fiscal 2023 was $36.1 million, down $6.2 million or 14.6%, from $42.3 million in the prior year’s third quarter. Adjusted EBITDA margin was up year-over-year at 22.4% compared to 22.3% from the prior year period.

Nine Months Fiscal 2023 Highlights

Net sales for the nine months ended September 30, 2023 were $475.6 million, down $112.2 million or 19.1%, from $587.8 million from the comparable prior year period. The decrease was primarily attributable to volume declines due to continued macroeconomic challenges.

Gross profit for the nine months ended September 30, 2023 was $131.7 million, down $65.4 million or 33.2% from $197.1 million for the prior year period. Gross margin for the nine months ended September 30, 2023 was 27.7% compared to 33.5% for the prior year period, primarily driven by reduced net sales, sell-through of higher cost inventory, the right sizing of our inventory, and negative fixed cost leverage from year-over-year volume declines, partially offset by benefits from our pricing levels, some material cost deflation, and improved productivity.

SG&A expenses were $86.7 million, down $27.1 million or 23.8%, from $113.8 million in the prior year period, primarily driven by a $22.4 million decrease in non-cash stock-based compensation expense as well as the benefits from our cost reduction actions. SG&A as a percent of sales decreased to 18.2% from 19.4%. Excluding non-cash stock-based compensation expense, SG&A decreased by $4.7 million or 6.1% from the prior year period.

Net loss was ($2.5) million, or ($0.02) per share, for the nine months ended September 30, 2023, as compared to net income of $13.3 million, or $0.12 per share, in the prior year period. Net loss margin was (0.5)% for the nine months ended September 30, 2023, as compared to net income margin of 2.3% for the prior year period.

Adjusted EBITDA for the nine months ended September 30, 2023 was $78.1 million, down $60.8 million or 43.7%, from $138.9 million for the prior year period. Adjusted EBITDA margin for the nine months ended September 30, 2023 was 16.4% compared to 23.6% for the prior year period.

Balance Sheet, Cash Flow and Liquidity

As of September 30, 2023, the Company had cash of $78.1 million, $75 million of borrowing availability on its revolving credit facility, and total debt of $301.6 million.

Net cash provided by operating activities was $88.1 million for the nine months ended September 30, 2023 compared to $5.2 million in the prior year period primarily driven by the rightsizing of inventory.

Capital expenditures totaled $4.9 million in the third quarter of fiscal 2023 compared to $12.3 million in the third quarter of fiscal 2022. The decrease in capital spending was primarily related to nearing the completion of the Company’s Kingston manufacturing facility project. Capital expenditures totaled $28.3 million in the nine months ended September 30, 2023 compared to $29.0 million in the prior year period.

Fiscal 2023 Outlook

Latham has updated its net sales, adjusted EBITDA and capital expenditures guidance for the full year fiscal 2023.The Company’s financial outlook reflects:

•	Expected declines in U.S. new in-ground pool installations in 2023, with softness in pool demand continuing amid an ongoing challenging macroeconomic environment;
•	Continued progress executing our strategy to drive material conversion from concrete to fiberglass swimming pools;
•	Continued investment and momentum in our lead generation efforts and digital tools, positioning us well for the long-term;
•	Benefits from our cost reduction, productivity, and continuous improvement initiatives; and
•	Disciplined capital investments with a focus on the completion of projects for the Kingston, Ontario and Seminole, Oklahoma fiberglass manufacturing facilities.

	Updated Outlook		Prior Outlook
Metric	Low	High	Low	High
Net Sales	$555 million	$570 million	$570 million	$600 million
Adjusted EBITDA[1]	$82 million	$87 million	$90 million	$100 million
Capital Expenditures	$32 million	$35 million	$32 million	$38 million

1A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for fiscal 2023 is not available due to uncertainty related to our future income tax expense.

Conference Call Details

Latham will hold a conference call to discuss its third quarter and its first nine months of 2023 financial results today, November 7, 2023, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10183507/fabdce36c8. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 4689914. The replay will be available through November 21, 2023.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has a coast-to-coast operations platform consisting of approximately 2,000 employees across over 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income (loss), in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our annual management incentive bonus plan compensation, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized losses (gains) on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) underwriting fees related to offering of common stock, (xii) Odessa fire and (xiii) other items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net loss as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, the implementation of our cost reduction plans and expected benefits, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; macroeconomic conditions; our ability to sustain further growth in our business; adverse weather conditions; natural disasters, war, terrorism, public health issues or other catastrophic events; our ability to attract, develop and retain highly qualified personnel; our ability to attract dealers and distributors to purchase our products; the loss of our largest customers or suppliers; our ability to source the quantity or quality of raw materials and components, and increases in costs thereof; inflationary impacts; product quality issues, warranty claims or safety concerns; competition; failure to meet customer specifications or consumer expectations; our inability to collect accounts receivables from our customers; challenges in the implementation of our enterprise resource planning system; changes or increases in environmental, health, safety, transportation and other government regulations; the effects of climate change and the expanding legal and regulatory restrictions intended to address climate change; our ability to obtain transportation services to deliver our product and to obtain raw materials timely, and increases in transportation costs; enforcement of intellectual property rights by or against us; the risks of doing business internationally; the impact of recent stock price declines, including potential impairment of goodwill and acquired intangible assets; cyber security breaches and data leaks, and our dependence on information technology systems; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. New emerging risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Contact:

Nicole Harlowe

Edelman for Latham

latham@edelman.com

646 750 7235

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$160,778	$189,398	$475,625	$587,812
Cost of sales	112,633	130,521	343,877	390,674
Gross profit	48,145	58,877	131,748	197,138
Selling, general, and administrative expense	23,431	26,749	86,697	113,778
Underwriting fees related to offering of common stock	—	—	—	11,437
Amortization	6,635	7,156	19,902	21,504
Income from operations	18,079	24,972	25,149	50,419
Other expense:
Interest expense, net	5,980	4,264	21,270	9,193
Loss on extinguishment of debt	—	—	—	3,465
Other expense, net	1,031	1,052	205	1,614
Total other expense, net	7,011	5,316	21,475	14,272
Earnings from equity method investment	1,771	1,329	2,468	2,591
Income before income taxes	12,839	20,985	6,142	38,738
Income tax expense	6,686	9,109	8,642	25,399
Net income (loss)	$6,153	$11,876	$(2,500)	$13,339
Net income (loss) per share attributable to common stockholders:
Basic	$0.05	$0.10	$(0.02)	$0.12
Diluted	$0.05	$0.10	$(0.02)	$0.12
Weighted-average common shares outstanding – basic and diluted
Basic	113,538,533	113,171,655	112,629,851	113,521,425
Diluted	114,656,761	113,202,846	112,629,851	114,867,164

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash	$78,113	$32,626
Trade receivables, net	72,413	48,847
Inventories, net	103,224	165,220
Income tax receivable	3,855	2,316
Prepaid expenses and other current assets	5,973	5,998
Total current assets	263,578	255,007
Property and equipment, net	110,331	98,184
Equity method investment	25,234	25,095
Deferred tax assets	7,867	7,762
Operating lease right-of-use assets	31,934	38,308
Goodwill	130,875	131,383
Intangible assets, net	288,749	309,215
Other assets	6,917	4,729
Total assets	$865,485	$869,683
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,390	$25,449
Accounts payable – related party	8	358
Current maturities of long-term debt	3,250	3,250
Current operating lease liabilities	6,895	6,923
Accrued expenses and other current liabilities	49,398	50,885
Total current liabilities	86,941	86,865
Long-term debt, net of discount, debt issuance costs, and current portion	298,371	309,631
Deferred income tax liabilities, net	50,181	50,181
Liability for uncertain tax positions	7,503	7,123
Non-current operating lease liabilities	26,121	32,391
Other long-term liabilities	3,671	702
Total liabilities	$472,788	$486,893
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both September 30, 2023 and December 31, 2022; no shares issued and outstanding as of both September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of September 30, 2023 and December 31, 2022; 114,755,945 and 114,667,975 shares issued and outstanding, as of September 30, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	455,767	440,880
Accumulated deficit	(57,068)	(54,568)
Accumulated other comprehensive loss	(6,013)	(3,533)
Total stockholders’ equity	392,697	382,790
Total liabilities and stockholders’ equity	$865,485	$869,683

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Fiscal Quarters Ended
	September 30,	October 1,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(2,500)	$13,339
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	29,784	28,834
Amortization of deferred financing costs and debt discount	1,290	1,140
Non-cash lease expense	5,874	5,596
Change in fair value of interest rate swaps	1,790	(4,203)
Stock-based compensation expense	14,887	40,415
Underwriting fees related to offering of common stock	—	11,437
Loss on extinguishment of debt	—	3,465
Bad debt expense	4,984	1,457
Other non-cash, net	34	6,496
Earnings from equity method investment	(2,468)	(2,591)
Distributions received from equity method investment	2,330	—
Changes in operating assets and liabilities:
Trade receivables	(28,652)	(44,875)
Inventories	61,738	(59,139)
Prepaid expenses and other current assets	(25)	2,458
Income tax receivable	(1,539)	(2,051)
Other assets	(4,289)	(442)
Accounts payable	2,085	3,702
Accrued expenses and other current liabilities	(169)	(92)
Other long-term liabilities	2,969	290
Net cash provided by operating activities	88,123	5,236
Cash flows from investing activities:
Purchases of property and equipment	(28,273)	(29,002)
Proceeds from the sale of property and equipment	—	24
Acquisitions of businesses, net of cash acquired	—	(384)
Net cash used in investing activities	(28,273)	(29,362)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	—	320,125
Payments on long-term debt borrowings	(12,437)	(285,634)
Proceeds from borrowings on revolving credit facilities	48,000	25,000
Payments on revolving credit facilities	(48,000)	(25,000)
Deferred financing fees paid	—	(6,865)
Proceeds from the issuance of common stock	—	257,663
Repayments of finance lease obligations	(437)	—
Repurchase and retirement of common stock	—	(272,663)
Net cash (used in) provided by financing activities	(12,874)	12,626
Effect of exchange rate changes on cash	(1,489)	(1,832)
Net increase (decrease) in cash	45,487	(13,332)
Cash at beginning of period	32,626	43,952
Cash at end of period	$78,113	$30,620
Supplemental cash flow information:
Cash paid for interest	$18,538	$8,760
Income taxes paid, net	2,990	20,000
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$484	$2,202
Capitalized internal-use software included in accounts payable – related party	—	800
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	5,766	45,876

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net income (loss)	$6,153	$11,876	$(2,500)	$13,339
Depreciation and amortization	10,500	9,560	29,784	28,834
Interest expense, net	5,980	4,264	21,270	9,193
Income tax expense	6,686	9,109	8,642	25,399
Loss on sale and disposal of property and equipment	118	22	131	146
Restructuring charges(a)	1,818	287	2,615	406
Stock-based compensation expense(b)	2,354	7,061	14,887	40,415
Unrealized losses on foreign currency transactions(c)	1,400	1,103	932	2,817
Strategic initiative costs(d)	1,063	532	3,065	3,019
Acquisition and integration related costs(e)	—	—	11	257
Loss on extinguishment of debt(f)	—	—	—	3,465
Underwriting fees related to offering of common stock(g)	—	—	—	11,437
Odessa fire(h)	11	(1,523)	(760)	—
Other(i)	—	(39)	38	140
Adjusted EBITDA	$36,083	$42,252	$78,115	$138,867
Net sales	$160,778	$189,398	$475,625	$587,812
Net income (loss) margin	3.8%	6.3%	(0.5)%	2.3%
Adjusted EBITDA margin	22.4%	22.3%	16.4%	23.6%

(a) Represents costs related to a cost reduction plan that includes severance and other costs for our executive management changes and additional costs related to our cost reduction plan announced in 2023, which includes further actions to reduce our manufacturing overhead by reducing headcount in addition to facility shutdowns.

(b) Represents non-cash stock-based compensation expense.

(c) Represents unrealized foreign currency transaction losses associated with our international subsidiaries.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisition of Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Represents the loss on extinguishment of debt in connection with our debt refinancing on February 23, 2022.

(g) Represents underwriting fees related to our offering of common stock that was completed in January 2022.

(h) Represents costs incurred and insurance recoveries in excess of costs incurred for the period related to a production facility fire in Odessa, Texas.

(i) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisition of Radiant, which was amortized through cost of sales in the condensed consolidated statements of operations, and (iii) other items.